FORM 3
      U.S. SECURITIES AND EXCHANGE COMMISSION       _____________________
              WASHINGTON, D.C.  20549              |    OMB APPROVAL     |
               INITIAL STATEMENT OF                |_____________________|
        BENEFICIAL OWNERSHIP OF SECURITIES         |OMB NUMBER: 3235-0104|
                                                   |EXPIRES:             |
                                                   | SEPTEMBER 30, 1998  |
    Filed pursuant to Section 16(a) of the         |ESTIMATED AVERAGE    |
      Securities Exchange Act of 1934,             |BURDEN HOURS         |
     Section 17(a) of the Public Utility           |PER RESPONSE 0.5     |
       Holding Company Act of 1935                 |_____________________|
    or Section 30(f) of the Investment
           Company Act of 1940
   __________________________________________________________________________
   1. Name and Address of Reporting Person

     Galbreath                  Lizanne
   _________________________________________________________________________
     (Last)                      (First)                    (Middle)

   c/o LaSalle Partners
   437 Madison Avenue, 38th Floor
   _________________________________________________________________________
                                (Street)

   New York                      New York                      10022
   _________________________________________________________________________
     (City)                      (State)                      (Zip)

   _________________________________________________________________________
   2. Date of Event Requiring Statement (Month/Day/Year)

   July 16, 1997
  __________________________________________________________________________
   3. IRS OR SOCIAL SECURITY NUMBER OF REPORTING PERSON (VOLUNTARY)

   _________________________________________________________________________
   4. Issuer Name and Ticker or Trading Symbol

   LaSalle Partners Incorporated, LAP
  ___________________________________________________________________________
   5. RELATIONSHIP OF REPORTING PERSON(S) TO ISSUER (CHECK ALL APPLICABLE)
    (X) DIRECTOR
    ( ) 10% OWNER
    ( ) OFFICER (GIVE TITLE BELOW)
    ( ) OTHER (SPECIFY TITLE BELOW)


   ____________________________________________________________________________
   6. IF AMENDMENT, DATE OF ORIGINAL (MONTH/DAY/YEAR)

   ____________________________________________________________________________
   7. INDIVIDUAL OR JOINT/GROUP FILING (CHECK APPLICABLE LINE)
      _X_FORM FILED BY ONE REPORTING PERSON
      ___FORM FILED BY MORE THAN ONE REPORTING PERSON

   ============================================================================
   TABLE I - NON-DERIVATIVE SECURITIES BENEFICIALLY OWNED
   ____________________________________________________________________________
   |1. TITLE OF SECURITY|2. AMOUNT OF   |3. OWNERSHIP  |4. NATURE OF INDIRECT  |
   |   (INSTR. 4)       |   SECURITIES  |   FORM       |   BENEFICIAL OWNERSHIP|
   |                    |   BENEFICIALLY|   DIRECT (D) |   (INSTR. 5)          |
   |                    |   OWNED       |   OR INDIRECT|                       |
   |                    |   (INSTR. 4)  |   (I) (INSTR.|                       |
   |                    |               |   5)         |                       |
   |____________________|_______________|______________|_______________________|

   [TYPE ENTRIES HERE]

   Common Stock        1,001,653           I         By Galbreath Holdings,
                                                     LLC and Galbreath-LPL
                                                     Holdings, LLC

   ============================================================================
   TABLE II - DERIVATIVE SECURITIES BENEFICIALLY OWNED
     (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)
   ____________________________________________________________________________
   1. Title of Derivative Security (Instr. 4)

   None
   ____________________________________________________________________________
   2. Date Exercisable and Expiration Date (Month/Day/Year)
   ________________________                  _________________________
       Date Exercisable                          Expiration Date
   ____________________________________________________________________________
   3. Title and Amount of Securities Underlying Derivative Security (Instr. 4)
 ________________________________        _______________________________
              Title                         Amount of Number of Shares
   ____________________________________________________________________________
   4. Conversion or Exercise Price of Derivative Security

   ____________________________________________________________________________
   5. Ownership Form of Derivative Security: Direct(D) or Indirect(I)(Instr. 5)

   ____________________________________________________________________________
   6. Nature of Indirect Beneficial Ownership (Instr. 5)


   ============================================================================

 EXPLANATION OF RESPONSES:

   The 1,001,653 shares of Common Stock listed in Table 1 represent the pro rata portion attributable to Ms. Galbreath of the 1,785,130 shares to be issued to Galbreath Holdings, LLC ("Galbreath") and the 349,870 shares to be issued to Galbreath-LPL Holdings, LLC ("Galbreath-LPL") in connection with the organization of the Issuer. Ms. Galbreath holds, either directly or through a trust for which she is the sole current beneficiary, a 45% interest in Galbreath. Ms. Galbreath directly holds a 56.69% interest in Galbreath-LPL. Ms. Galbreath disclaims beneficial ownership of the shares of Common Stock to be issued to Galbreath and Galbreath-LPL, except to the extent of her own interests.



   /s/ Lizanne Galbreath                              July 16, 1997
 **  SIGNATURE OF REPORTING PERSON                     DATE

   _____________________________

 ** INTENTIONAL MISSTATEMENTS OR OMISSIONS OF FACTS CONSTITUTE FEDERAL CRIMINAL VIOLATIONS.
     SEE 18 U.S.C. 1001 AND 15 U.S.C. 78FF(A).

NOTE: FILE THREE COPIES OF THIS FORM, ONE OF WHICH MUST BE MANUALLY SIGNED. IF SPACE PROVIDED IS INSUFFICIENT, SEE INSTRUCTION 6 FOR PROCEDURE

POTENTIAL PERSONS WHO ARE TO RESPOND TO THE COLLECTION OF INFORMATION CONTAINED IN THIS FORM ARE NOT REQUIRED TO RESPOND UNLESS THE FORM
DISPLAYS A CURRENTLY VALID OMB NUMBER.
=============================================================================